Exhibit 99.1

INDUSTRY CONSOLIDATION

" AT&T
        Our revenue has been stable and our long-term view is that is will remain         stable

        Represents less than 8%1 of our first quarter revenue; about half is in         SBC's territory.

" MCI
        Represents approximately 3%1 of our first quarter revenue; with little         overlap in Verizon's territory

" Wireless
        Expect some disconnects throughout 2005

1 Excludes Intercarrier Compensation